Exhibit 99.1

CSW Industrials Renews, Extends Revolving Credit Facility and Upsizes to $700 Million

Dallas, Texas – May 5, 2025 – CSW Industrials, Inc. (Nasdaq: CSWI) today announced the renewal and extension of its existing Revolving Credit Facility, including an increase of the Facility’s commitment from $500 million to $700 million in partnership with a group of nine banks. The renewed Revolving Credit Facility has a five-year term and now matures in May of 2030.

Joseph B. Armes, Chairman, Chief Executive Officer, and President commented, “The renewal of our Revolving Credit Facility provides us with efficient access to capital that allows the Company to be opportunistic and to act decisively on growth opportunities. I want to express my gratitude to our bank group for supporting the extension and upsizing of our Revolving Credit Facility, allowing us the opportunity to continue delivering above market growth.”

JPMorgan Chase Bank, N.A. will serve as administrative agent. JPMorgan Chase Bank, N.A. and Truist Bank acted as the joint lead arrangers and joint bookrunners.

About CSW Industrials

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. The Company provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta

Vice President Investor Relations, & Treasurer

214-489-7113

alexa.huerta@cswindustrials.com